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                                                                   Exhibit 99(l)

Kirkpatrick & Lockhart LLP
75 State Street
Boston, Massachusetts
                                           January 23, 2003


Man-Glenwood Lexington, LLC
123 N. Wacker Drive, 28th Floor
Chicago, Illinois  60606

Dear Sir or Madam:

         Re:      Man-Glenwood Lexington, LLC

         This opinion is furnished in connection with the registration by Man-Glenwood Lexington, LLC, a Delaware limited liability company ("Lexington"), of units of limited liability company interest in Lexington, $0.01 par value (the "Units"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-97919), as amended ("Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.
         As counsel for Lexington, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Units. In addition, we have examined and are familiar with the Limited Liability Company Agreement of Lexington and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that the Units, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable units of limited liability company interest of Lexington.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information made a part thereof.

                                                  Very truly yours,

                                                  /s/ Kirkpatrick & Lockhart LLP

                                                  Kirkpatrick & Lockhart LLP